AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON OCTOBER 13, 2000              REGISTRATION NO.  333-12216

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM F-2


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                 -----------------------------------------------
                              Sand Technology Inc.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                CANADA                                 NOT APPLICABLE
  (PROVINCE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.,
     INCORPORATION OR ORGANIZATION)                    IF APPLICABLE)

    4141 SHERBROOKE STREET WEST, SUITE 410, WESTMOUNT, QUEBEC, CANADA H3Z 1B8
                                 (514) 939-3477

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          SAND TECHNOLOGY SYSTEMS, INC.

          555 WOODBRIDGE TOWERS, ROUTE 1 SOUTH ISELIN, NEW JERSEY 08830
                                 (732) 750-4848

                 (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT
                        FOR SERVICE IN THE UNITED STATES)

                 -----------------------------------------------
                                   Copies to:

    GEORGES DUBE, LAVERY, DE BILLY, 1 PLACE VILLE-MARIE,          BRIAN S. NORTH, BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
SUITE 4000, MONTREAL, QUEBEC, CANADA H3B 3A4 (514) 877-2989     14TH FLOOR,1835 MARKET STREET, PHILADELPHIA, PA USA 19103-6933
                                                                                          (215) 665-3828

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

================================== =================== ======================== =========================== ================
       TITLE OF EACH CLASS               AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
 OF SECURITIES TO BE REGISTERED     TO BE REGISTERED       PRICE PER SHARE            OFFERING PRICE        REGISTRATION FEE
================================== =================== ======================== =========================== ================
Class A Common Shares              Up to 6,857,142(1)            (2)                 US$30,000,000(3)        US$ 9,090.91
================================== =================== ======================== =========================== ================
Class A Common Shares(4)                 1,061,351               (4)                 US$ 4,643,410(1)        US$ 1,407.40
================================== =================== ======================== =========================== ================
Total                              Up to 7,918,493(1)                                US$34,643,410(1)        US$10,558.31
================================== =================== ======================== =========================== ================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2) The price per share will vary based upon the volume-weighted average daily price of the Registrant's shares during the drawdown periods provided for in the common share purchase agreement described in this registration statement.

(3) This represents the maximum purchase price that Sundowner Investments Limited is obligated to pay the Registrant under the common share purchase agreement.

(4) The remainder of the shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective, for the account of the selling shareholders identified in this registration statement. The proposed maximum offering price per share has been established solely for the purpose of calculating the registration fee pursuant to Rule 457(c). The proposed maximum aggregate offering price for these shares is based upon the high and low reported price of the Registrant's shares on June 21, 2000.

     In accordance with Rule 416, this Registration Statement also covers such indeterminate number of Class A common shares as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions as set forth in the warrants referred to above.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective as provided in Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

===============================================================================

                                   PROSPECTUS
                              CLASS A COMMON SHARES

                              SAND TECHNOLOGY INC.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf " registration process. This means:

     o we may issue up to $30,000,000 of our Class A common shares from time to time - we will circulate a prospectus supplement each time we plan to issue Class A common shares;

     o 315,789 Class A common shares may be offered and sold from time to time by AMRO International, S.A., who originally purchased these shares from us in a private placement transaction;

     o 315,789 Class A common shares may be offered and sold from time to time by AMRO International, S.A., who may, if at all, receive these shares pursuant to certain repricing features of the shares originally purchased by it in the private transaction;

     o 32,609 Class A common shares may be offered and sold from time to time by AMRO International, S.A., who will originally receive these shares upon the exercise of warrants;

     o 182,278 Class A common shares may be offered and sold from time to time by Sundowner Investments Limited, who will originally receive these shares upon the exercise of warrants; and

     o 214,886 Class A common shares may be offered and sold from time to time by Ladenburg Thalmann & Co. Inc., who will originally receive these shares upon the exercise of warrants.

     Under our equity line of credit with Sundowner Investments Limited, for a period of 12 months beginning on the date the registration statement is declared effective by the Securities and Exchange Commission, if certain conditions are satisfied, we will have the right to require Sundowner Investments Limited to purchase our Class A common shares in an aggregate amount up to $30,000,000. Sundowner Investment Limited may resell these shares using this prospectus. Sundowner Investments Limited is an underwriter of any such shares.

     We will not receive any proceeds from the sale of shares by AMRO International, S.A. or Sundowner Investments Limited. The price of the Class A common shares and other terms of the offering by those selling shareholders are set forth in the prospectus supplement accompanying this prospectus.


     Our Class A common shares are listed on the NASDAQ National Market under the symbol "SNDT." On October 11, 2000, the last sale price of our Class A common shares on the NASDAQ National Market was US$3.50.


     INVESTING IN OUR CLASS A COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


               The date of this prospectus is October 13, 2000.

                                TABLE OF CONTENTS


                                                                           PAGE
PROSPECTUS SUMMARY...........................................................4
ABOUT THIS PROSPECTUS........................................................4
SAND TECHNOLOGY INC..........................................................4
THE OFFERING.................................................................5
RISK FACTORS.................................................................6

   Risks Associated With Our Financial Results...............................6
   Risks Associated With Our Business And Operations.........................7
   Risks Which May Affect The Value Of Your Shares..........................13

WHERE YOU CAN GET MORE INFORMATION..........................................15
FORWARD-LOOKING STATEMENTS..................................................15
ENFORCEMENT OF LEGAL PROCESS................................................17
SERVICE OF PROCESS..........................................................17
NOTE REGARDING CURRENCY.....................................................17
RECENT DEVELOPMENTS.........................................................19
USE OF PROCEEDS.............................................................25
SELLING SHAREHOLDERS........................................................25
PLAN OF DISTRIBUTION........................................................26
DESCRIPTION OF SECURITIES...................................................28
LEGAL MATTERS...............................................................29
EXPERTS.....................................................................29

                               PROSPECTUS SUMMARY

     THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. BEFORE MAKING YOUR INVESTMENT DECISION, YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE CLASS A COMMON SHARES THAT ARE BEING SOLD IN THIS OFFERING. SUCH INFORMATION APPEARS ELSEWHERE IN THIS PROSPECTUS AND IN SELECTED PORTIONS OF OUR ANNUAL REPORT ON FORM 20-F AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PROVIDED IN THIS PROSPECTUS IS IN CANADIAN DOLLARS.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information provided in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus. We and the selling shareholders are offering to sell, and seeking offers to buy, Class A common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common shares. Applicable SEC rules may require us to update this prospectus in the future.

                              SAND TECHNOLOGY INC.

     We design, develop, market and support software products that enable users to retrieve content-oriented information from enormous amounts of data, upon demand and without having to design a system which accomplishes only pre-specified requirements. Our software products, known as the "Nucleus Series," are designed to provide an efficient and cost-effective way to make inquiries of large databases. They facilitate the use of data mining, data marts, data warehouses, and on-line analytical processing, thereby enabling effective e-commerce, B2B, B2C, B2E, CRM, supply chain management and other critical web-enabled systems. Our Nucleus products permit more timely and accurate decision processing by desktop, workgroup, departmental and enterprise computing systems turning "business intelligence" into "customer intelligence."

     We were incorporated in 1983 under the Canada Business Corporations Act under the name Sand Technology Systems (Canada) Inc. From 1988 until 1999 we used the name Sand Technology Systems International Inc. On January 1, 2000, we changed our name to Sand Technology Inc.

     Our head office is located at 4141 Sherbrooke Street West, Suite 410, Westmount, Quebec, Canada H3Z 1B8 and our telephone number is (514) 939-3477. Our world-wide web address is www.sandtechnology.com. Information contained on our website should not be considered part of this prospectus.

                                                    THE OFFERING

Shares Offered      Up to $30,000,000 of Class A common shares which may
                    be issued under our common share purchase agreement with
                    Sundowner Investments Limited.

                    In addition, up to 1,061,351 Class A common shares which we originally issued to AMRO International, S.A, which AMRO
                    International, S.A. may obtain pursuant to the repricing provisions which apply to the shares originally purchased by it, or which AMRO International, S.A., Sundowner Investments
                    Limited, or Ladenburg Thalman & Co. Inc. may in the future purchase under warrants they hold.

Class A Common      9,627,145 Class A common shares, which does not include
Shares Currently    1,391,773 Class A common shares issuable upon exercise of
Outstanding         outstanding warrants and other purchase rights.

NASDAQ National     SNDT
Market Symbol

Risk Factors        Investing in our Class A common shares involves certain
                    risks. You should carefully consider all the information in this prospectus. In particular, you should read the section entitled "Risk Factors" for a description of certain of the risks you should consider before investing in our shares.

                                  RISK FACTORS

     AN INVESTMENT IN OUR CLASS A COMMON SHARES INVOLVES A SIGNIFICANT DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES THAT MAY EXIST. IF ANY OF THE FOLLOWING EVENTS DO OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE SECTION ENTITLED "FORWARD-LOOKING STATEMENTS" FOR A FURTHER DISCUSSION OF THESE FACTORS.


RISKS ASSOCIATED WITH OUR FINANCIAL RESULTS

     WE HAVE NOT BEEN PROFITABLE IN OUR LAST THREE FISCAL YEARS AND WE HAVE SOLD SOME OF OUR LIQUID INVESTMENTS AND NON-CORE ASSETS TO FUND OUR BUSINESS OPERATIONS. WE MAY HAVE TO OBTAIN ADDITIONAL FINANCING TO FUND OUR FUTURE OPERATIONS.


     Because we have not been profitable in the past three years, we have had to fund our losses through a combination of sales of our liquid investments and non-core assets. We incurred losses of $906,722 in fiscal 1998, $4,960,964 in fiscal 1999, and $2,866,907 for the fiscal year ended July 31, 2000. We expect to continue to incur losses in the near future and possibly longer. If we are not successful in increasing net revenues, or if there is a material increase in our expenses, we may be unable to achieve profitability in the future. If we do not achieve profitability in the future, we would have to obtain additional financing to fund our operations.


     We plan to increase our operating expenses significantly in the foreseeable future and our operating results will be adversely affected if our revenues do not increase. We must, among other things, obtain market awareness and acceptance of our products, increase the scope of our operations, respond to competitive developments, continue to attract, retain and motivate qualified personnel and continue to commercialize products incorporating advanced technologies. These efforts may prove more expensive than we currently anticipate. We cannot assure you that we will be successful in addressing these risks, and the failure to do so would have a material adverse effect on our business, operating results and financial condition.

     WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO RAISE ANY ADDITIONAL FUNDING NEEDED TO FINANCE OPERATIONS.


     On July 31, 1999, we had cash reserves of $1,009,518. Our cash reserves were $2,387,112 on July 31, 2000. If we do not have sufficient capital to fund our operations, we may be forced to discontinue product development, reduce our sales and marketing efforts or forego attractive businesses opportunities. Any of these outcomes could adversely impact our ability to respond to competitive pressures or prevent us from conducting all or a portion of our planned operations. If our available cash and existing sources of revenue are insufficient to fund our operations, we may need to raise additional funds, and additional financing may not be available on acceptable terms, if at all. If we issue additional equity securities to raise funds, your ownership percentage of Sand will be reduced.

     We may not be able to draw down all $30 million under the common share purchase agreement with Sundowner Investments Limited if our stock price and trading volumes do not reach certain levels. The maximum amount we may request for any draw down is subject to a formula based on the volume-weighted average price and average trading volume of our Class A common shares. Based upon the application of that formula, the maximum amount available to us under our first request for a draw down was US$600,000. In addition, business and economic conditions may not make it feasible to draw down under the agreement at every opportunity, and drawdowns are available only every 22 trading days.


     Our placement agreement with Ladenburg Thalmann & Co. Inc. restricts us from raising investment capital until March 15, 2001 except through Ladenburg Thalmann & Co. Inc., with limited exceptions. Our common share purchase agreement with Sundowner Investments Limited also limits our ability to sell our securities for cash at a discount to market price for 12 months from the effective date of the registration statement of which this prospectus is a part. If we need capital but are unable to draw down under the common share purchase agreement for any reason, we may need to separately negotiate with Ladenburg Thalmann & Co. Inc. and Sundowner Investments Limited to lift those restrictions so we can obtain capital from other sources.


     On July 15, 1994, we entered into an agreement with Nucleus International Corporation under which we acquired all of the rights in the Nucleus System software, hardware, and intellectual property. On July 31, 2000 Nucleus International Corporation agreed to modify the terms our agreement by permitting us to defer the payment of US$350,038 until November 15, 2000 and by accepting 263,150 Class A common shares in lieu of future payments in the amount of US$1,250,000.


     OUR INABILITY TO ACCURATELY FORECAST OUR RESULTS FROM QUARTER TO QUARTER MAY AFFECT OUR CASH RESOURCES AND RESULT IN WIDE FLUCTUATIONS IN THE MARKET PRICE OF OUR STOCK.

     Our operating results have varied on a quarterly basis in the past and may fluctuate significantly in the future as a result of a variety of factors outside of our control. As a result, we may not be able to accurately predict our necessary cash expenditures during each quarter or obtain timely financing to cover any shortfalls. We also believe that period-to-period comparisons of our operating results may not be meaningful and one should not rely on any such comparisons as an indication of our future performance. In addition, it is likely that in one or more future quarters, our operating results will fall below the expectations of securities analysts and investors. In such event, the trading price of our Class A common shares could be materially harmed.

     THE MARKET PRICE OF OUR CLASS A COMMON SHARES IS LIKELY TO BE VOLATILE, WHICH MAY RESULT IN LITIGATION THAT COULD BE COSTLY AND DIVERT RESOURCES.

     Stock markets have recently experienced extreme price and volume fluctuations, particularly for the shares of technology companies. These fluctuations are often unrelated to the operating performance of particular companies. The broad market fluctuations may adversely affect the market price of our Class A common shares. When the market price of a company's stock drops significantly, shareholders often institute securities class actions lawsuits against that company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

RISKS ASSOCIATED WITH OUR BUSINESS AND OPERATIONS

     BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS A DEVELOPER AND MARKETER OF SOFTWARE, IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND ITS PROSPECTS.

     Your evaluation of our business will be more difficult because of our limited operating history as a developer and marketer of software. Our prospects are difficult to predict and may change rapidly. When making your investment decision, you should consider the risks, expenses and difficulties that we may encounter or incur as a company now operating in a new and rapidly evolving market, including our substantial dependence on a single line of products and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks.

     WE PLAN TO INCREASE OUR DIRECT SALES FORCE.

     We have historically sold our products primarily through a distribution network of value-added resellers, resellers and distributors located in the United States, Canada and the United Kingdom. Direct sales have not played a large role in our past. We intend to increase our direct sales force. This will require additional personnel which will increase our expenses. Competition for sales personnel qualified for these positions is intense. Many of our competitors have substantially greater resources than we do or have dedicated greater resources to hiring qualified sales personnel. In addition, we may experience a significant turnover of our sales force. Turnover tends to slow sales efforts until replacement personnel are recruited and trained. We cannot assure you that we will be able to attract and retain adequate sales and marketing personnel, even after spending significant resources to do so, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

     WE DEPEND ON KEY PERSONNEL AND THE HIRING OF ADDITIONAL PERSONNEL.

     Our success depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. We have an employment contract with and maintain "key person" life insurance on only one employee, Arthur G. Ritchie, our Chairman of the Board, President and Chief Executive Officer. We do not believe the proceeds of Mr. Ritchie's life insurance would adequately compensate us for his loss. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. We have in the past experienced difficulties in hiring highly qualified sales and engineering personnel, and we believe that we may have difficulty in attracting such personnel with equity incentives given that we are a public company. For example, as a result of market forces, companies in the enterprise software industry have historically experienced significant fluctuations in their market valuations. To the extent that our Class A common shares trade at a premium relative to historical industry averages or to other companies in the enterprise software industry, we may experience difficulty in attracting qualified personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in either hiring required personnel or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on our business, operating results and financial condition.

     OUR PRODUCT SALES CYCLE IS LENGTHY.

     The purchase of our products often requires significant, executive-level investment and system design decisions by our customers. Sales take a long time to conclude because we must provide a significant level of education about the use and benefits of our products. We believe that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of our products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. Accordingly, the sales cycle associated with the purchase of our enterprise business intelligence products is typically three to nine months in length. During this period, a potential sale is subject to a number of significant risks over which we have little or no control, including customers' budgeting constraints and internal acceptance review procedures. Additionally, the sales cycle for our products in the United Kingdom has historically been, and is expected to continue to be shorter than the sales cycle in the United States and Canada. However, as we expand into Europe, we expect that the sales cycle will be longer than it has been in the United Kingdom. Based in part upon, among other things, our lengthy sales cycle, we believe that our quarterly revenues and operating results could vary significantly in the future, and that excessive delay in product sales could have a material adverse effect on our business, operating results and financial condition.

     WE MUST CONTINUE TO DEVELOP OUR INDIRECT SALES CHANNELS

     Although we plan to expand our direct sales force, our success in maintaining our indirect channels, value-added resellers, resellers and distributors will determine our ability to achieve revenue growth and improved operating margins on product sales, as well as increased worldwide sales, in the future. Despite the fact that we continue to invest significant resources to develop our indirect channels, we cannot assure you that we will be able to continue to attract and retain additional companies in our indirect channels that will be able to market our products effectively and will be qualified to provide timely and cost-effective customer support and services. We also cannot assure you that we will be able to manage conflicts within our indirect channels or that increasing sales through our indirect channels will not divert management resources and attention from direct sales. In addition, our agreements with companies in our indirect channels do not restrict such companies from distributing competing products, and in many cases may be terminated by either party without cause. We cannot assure you that we will be able to successfully expand our indirect channels or that any such expansion will result in an increase in revenues, and failure to do so could have a material adverse effect on our business, operating results and financial condition.

     WE OPERATE IN A HIGHLY COMPETITIVE MARKET.

     Our market is developing and intensely competitive. It is highly fragmented and characterized by rapidly changing technology and evolving standards. Our current and potential competitors offer a variety of software solutions and generally fall within four categories:

     o vendors of business intelligence software such as Brio Technology, Inc., Cognos, Business Objects, S.A., Seagate, and Andyne;

     o vendors offering alternative approaches to delivering analysis capabilities to users, such as MicroStrategy, Cognos and Business Objects S.A.;

     o database vendors that offer products which operate specifically with their proprietary database, such as Microsoft, IBM, Oracle Corporation or Arbor; and

     o other companies that may in the future announce offerings of enterprise business intelligence solutions.

     Our competitive position in our market is uncertain, due principally to the variety of current and potential competitors and the emerging nature of the market. We have experienced and we expect to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than we do. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of products than we can. We expect additional competition as other established and emerging companies enter into the business intelligence software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Our current or future indirect channel partners may establish cooperative relationships with our current or potential competitors and limit our ability to sell products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could have a material adverse effect on our ability to enter into new licenses, and maintenance and support renewals for existing licenses, of our products on favorable terms. Competitive pressures may also require us to reduce the price of our products, which could have a material adverse effect on our business, operating results and financial condition.

     We compete primarily on the basis of product features, time to market, ease of use, product performance, product quality, analytical capability, user scalability, open architecture, customer support and price. While we believe we presently compete favorably with respect to each of these factors, our market is evolving at a rapid pace.

     We cannot assure you that we will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

     AS WE EXPAND BEYOND NORTH AMERICA, WE WILL BE EXPOSED TO CERTAIN RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL.


     Sales to customers outside of the United States and Canada, including sales generated by our U.K. subsidiary, represented 0%, 6% and 67% of our total revenue for fiscal 1998, 1999 and 2000, respectively. We have a direct sales office in the United Kingdom.


     A key component of our strategy is our planned expansion into additional international markets. To facilitate this international expansion, we need to localize our products for the additional foreign markets. If the revenues generated by these expanded international operations do not offset the expense of establishing and maintaining these foreign operations, there could be a material adverse effect on our business, operating results and financial condition. To date, we have only limited experience in developing localized versions of our products and marketing and distributing our products internationally. We cannot assure you that we will be able to successfully localize, market, sell and deliver our products in these markets.


     There are also additional risks in doing business on an international level, such as increased difficulty in controlling operating expenses, unexpected changes in regulatory requirements, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity, and potentially adverse tax consequences. These risks could adversely impact the success of our international operations. It is important to realize that our international sales are generally denominated and collected in foreign currencies, and we have not historically undertaken foreign exchange hedging transactions to cover the potential foreign currency exposure. In fiscal 2000, we incurred a gain on foreign currency translations from our foreign subsidiaries in an amount of approximately $47,753. We cannot assure you that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition.

     WE CURRENTLY DEPEND ON THE SALE OF THE NUCLEUS PRODUCTS TO GENERATE MOST OF OUR REVENUE AND IF WE ARE UNABLE TO SELL THESE PRODUCTS WE MAY NEVER BECOME PROFITABLE.

     We expect the sale of our Nucleus products to constitute most of our revenue for the foreseeable future. If customers do not purchase these products, we do not currently offer any other products or services that would enable us to become profitable.

     OUR SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS RESULTING FROM RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS.

     The market for our products is characterized by rapidly changing technology, evolving industry standards and customer requirements, emerging competition and frequent new product introductions. Our products incorporate a number of advanced technologies, including a proprietary data analysis engine, a distributed architecture, as well as Web access and delivery technology. As a result, we may be required to change and improve our products in response to changes in operating systems, applications, networking and connectivity software, computer and communications hardware, programming tools and computer language technology. As a result, the life cycle of our products is difficult to estimate. Our ability to make such changes and improvements will be affected by our ability to hire and retain highly qualified engineering personnel. In addition, we attempt to establish and maintain partner alliances with influential companies in a variety of core technology areas. Our failure to establish such alliances with leading companies in particular technology areas could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that we can successfully respond to changing technology, identify new product opportunities or develop and bring new products to market in a timely and cost-effective manner.

     We have in the past experienced delays in software development and there can be no assurance that we will not experience delays in connection with our current or future product development activities. In particular, development efforts in the UNIX server environment are complex, and we have in the past encountered delays in developing products for this environment. Delays and difficulties associated with new product introductions or product enhancements could have a material adverse effect on our business, operating results and financial condition. Our failure, for technological or other reasons, to develop and introduce new products and product enhancements on a timely basis that are compatible with industry standards and that satisfy customer requirements would have a material adverse effect on our business, operating results and financial condition.

     In addition, we or our competitors may announce enhancements to existing products, or new products embodying new technologies, industry standards or customer requirements that have the potential to supplant or provide lower cost alternatives to our existing products. The introduction of such enhancements or new products could render our existing products obsolete and unmarketable. We cannot assure you that the announcement or introduction of new products by us or our competitors or any change in industry standards will not cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on our business, operating results and financial condition. Furthermore, introduction by us of products with reliability, quality or compatibility problems could result in reduced orders, delays in collecting accounts receivable and additional service costs. The failure to introduce a new product or product enhancement on a timely basis could delay or hinder market acceptance. Research and development efforts may require us to expend significant capital and other resources. Any such event could have a material adverse effect on our business, operating results and financial condition.

     WE DEPEND ON THE EMERGING MARKET FOR ENTERPRISE BUSINESS INTELLIGENCE AND WE CANNOT BE ASSURED OF MARKET ACCEPTANCE OF ENTERPRISE BUSINESS INTELLIGENCE PRODUCTS.

     We are focusing our selling efforts increasingly on larger, enterprise-wide implementations of our products, and we expect such sales to constitute an increasing portion of our future revenue growth, if any. To date, our selling efforts have resulted in limited enterprise-wide implementations of the our products. We believe that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of our products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. While we have devoted resources to promoting market awareness of our products and the needs our products address (including training our sales personnel and demonstrating our products at industry conferences and trade shows), we cannot assure you that these efforts will be sufficient to build market awareness of the need for enterprise business intelligence or acceptance of our products. Failure of a significant market for enterprise business intelligence products to develop, or failure of enterprise-wide implementations of our products to achieve broad market acceptance, would have a material adverse effect on our business, operating results and financial condition.

     AS A RESULT OF THEIR COMPLEXITY, OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS, FAILURES OR VIRUSES AND WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS FOR SUCH DEFECTS.

     Despite our testing of new products and their use by current and potential customers when first introduced or new enhancements are released, we cannot assure you that there will be no defects or errors in new products or enhancements after we commence commercial shipments. Although we have not experienced material adverse effects resulting from any such defects and errors to date, we cannot assure you that defects and errors will not be found in new products or enhancements after we commence commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to our reputation, which could have a material adverse effect upon our business, operating results and financial condition. While our license agreements with our customers typically contain provisions designed to limit our exposure for potential claims based on errors or malfunctions of our products, it is possible, however, that these provisions may not be effective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims. Although we carry insurance against product liability risks, we cannot assure you that such insurance would be adequate to cover a potential claim. A product liability claim brought against us could have a material adverse effect on our business, operating results and financial condition.

     THERE IS LIMITED PROTECTION OF OUR PROPRIETARY RIGHTS.

     We currently rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We currently have five United States patents and one patent application. We cannot assure you that our patent application will result in the issuance of a patent, or that our patents or our patents applications, if granted, will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide competitive advantages to us or that any of our future patent applications, if any, will be issued with the scope of the claims sought by us, if at all. Furthermore, we cannot assure you that others will not develop technologies that are similar or superior to our technology or design around any patent that may come to be owned by us. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, we can expect software piracy to be a persistent problem.

     In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States and Canada. There can be no assurance that our means of protecting our proprietary rights in North America or abroad will be adequate or that competitors will not independently develop similar technology. We have entered into source code escrow agreements with a number of our customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against us, if we cease to do business or, in some cases, if we fail to meet our contractual obligations. The provision of source code escrows may increase the likelihood of misappropriation by third parties.

     Although we are not currently aware of any claims asserted by third parties that we infringe on their intellectual property, in the future, we expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition would be materially adversely affected.

     Finally, in the future, we may rely upon certain software that we may license from third parties, including software that may be integrated with our internally developed software and used in our products to perform key functions. We cannot assure you that these third-party software licenses will be available to us on commercially reasonable terms or indeed that their suppliers will remain in business. Our inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on our business, operating results and financial condition.

RISKS WHICH MAY AFFECT THE VALUE OF YOUR SHARES

     SHARES ELIGIBLE FOR FUTURE SALE.

     Sales of a substantial number of shares of our Class A common shares in the public market following this offering could adversely affect the market price for our shares.

     THE EXERCISE OF EXISTING OUTSTANDING WARRANTS AND OPTIONS AND THE NUMBER OF SHARES AVAILABLE FOR FUTURE ISSUANCE MAY SUBSTANTIALLY DILUTE THE VALUE OF OUR CLASS A COMMON SHARES.


     We are authorized to issue an unlimited number of Class A common shares, of which 9,627,145 were outstanding on July 31, 2000, and we have reserved an additional 1,391,773 shares for future issuance. The issuance of these authorized or reserved shares could substantially dilute the equity interest of our existing shareholders and could result in a significant decrease to the market price of our Class A common shares. As of July 31, 2000, we have issued warrants and granted options and rights to purchase:


     o 429,773 Class A common shares upon exercise of warrants at a prices ranging from US$5.678 to US$10.00 per share; and


     o 962,000 Class A common shares to directors, officers, employees and consultants upon exercise of options and similar arrangements at prices ranging from US$0.69 to US$8.63 per share.


     THE PRICE OF OUR CLASS A COMMON SHARES ON THE NASDAQ NATIONAL MARKET HAS BEEN AND CONTINUES TO BE VOLATILE.


     The trading price of our Class A common shares on the NASDAQ National Market has been and continues to be volatile. During the past twelve months our stock price has ranged from a high of US$12 to a low of US$3.312. The market price may be affected by, among other things, announcements of new products by our competitors, fluctuations in our operating results and changes in our financial position.


     OUR CLASS A COMMON SHARES HAVE A LIMITED MARKET AND MAY BE ADVERSELY AFFECTED BY THE INFLUX INTO THE MARKET OF THE SHARES COVERED BY THIS PROSPECTUS.

     The trading market for our Class A common shares may be adversely affected by the influx into the market of the Class A common shares covered by this prospectus. Although it is impossible to predict market influences and prospective values for securities, it is possible that, in and of itself, the increase in the number of shares available for public sale could have a depressive effect on the market and the price of our Class A common shares.

     INVESTORS MAY HAVE DIFFICULTY STARTING LEGAL PROCEEDINGS AND ENFORCING JUDGMENTS AGAINST US AND OUR DIRECTORS AND OFFICERS.

     We are incorporated in Canada, a majority of our directors and officers live in Canada, and most of our assets are located in Canada. As a result, it may be more difficult for investors to serve legal documents, including claims upon non-United States resident directors and officers or to enforce judgements of United States courts. Accordingly, investors may be unable to subject us, or our non United States directors or officers or experts named in this prospectus to liability based upon the civil liability provisions of the federal securities laws of the United States, in actions in Canadian courts.

     EXISTING STOCKHOLDERS WILL CONTINUE TO EXERCISE EFFECTIVE CONTROL OVER US.

     Upon consummation of this offering, our executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately 34.71% of our Class A common shares. Arthur G. Ritchie, our Chairman of the Board, President and Chief Executive Officer and a director of Sand, will beneficially own approximately 22.54% of Sand's Class A common shares, and his wife, Susan Waxman, Vice-President, Finance & Administration of Sand, will beneficially own approximately 0.43% of Sand's Class A common shares. Jerome Shattner, President of one of our United States subsidiaries, will beneficially own 11.56% of our Class A common shares. These shareholders may, as a practical matter, continue to be able to control the election of a majority of Sand's directors and the determination of all corporate actions after this offering. This concentration of ownership could have the effect of delaying or preventing a change in control of Sand.

     THE OFFER AND SALE OF OUR CLASS A COMMON SHARES TO SUNDOWNER INVESTMENTS LIMITED UNDER OUR EQUITY LINE OF CREDIT MIGHT VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES LAWS.

     In a transaction like the sale of our Class A common shares to Sundowner Investments Limited, an issuer of such securities generally may register the resale of securities by the investor prior to their issuance if the issuer has completed a valid exempt sale of the securities to the investor, and the investor is at market risk at the time of the filing of the registration statement. Because Sundowner Investments Limited might not be deemed to be at market risk at the time of filing of the registration statement, the sale to Sundowner Investments Limited might not qualify for an exemption from the registration requirements of Securities Act of 1933. If it was determined that the sale to Sundowner Investments Limited violated the Securities Act of 1933, Sundowner Investments Limited would have the right, for a period of up to one year from the date of its purchase of the Class A common shares, to recover the cash it paid, or, if it has already sold the stock, sue for damages resulting from its purchase. These damages could total up to the full purchase price paid by Sundowner Investments Limited for the Class A common shares purchased under the equity line of credit. If this occurs, our business, results of operations and financial condition would be harmed. Such an occurrence would have a material adverse effect on our liquidity and our ability to meet our obligations and we may not be able to secure alternative financing on favorable terms or at all.

     WE FACE UNCERTAINTIES AND RISKS RELATING TO OUR NASDAQ LISTING


     Our Class A common shares are currently listed on the Nasdaq National Market. On June 12, 2000, the staff of The Nasdaq Stock Market, Inc. notified us that we no longer met the minimum US$4,000,000 net tangible assets requirement for continued listing on the Nasdaq National Market based upon our financial condition as of April 30, 2000. The letter also indicated that Nasdaq's staff was reviewing our eligibility for continued listing on the Nasdaq National Market. Since that date we have provided the staff with a variety of information with respect to our plans and this offering. As of July 31, 2000 we met the minimum US$4,000,000 net tangible assets requirement. However, there is no assurance that The Nasdaq Stock Market, Inc. will not take action to delist our Class A common shares from the National Market. Nor is there any assurance that we would be able to satisfy the criteria for listing our Class A common shares on the Nasdaq SmallCap Market in the event our shares were delisted from the National Market.


     The delisting of our shares from the National Market would result in a significantly less active market for our Class A common shares. You could find it more difficult to dispose of your shares than if our Class A common shares were listed on the National Market. Any inability to have our shares listed on the National Market or SmallCap Market would permit Sundowner Investments Limited to terminate the equity line of credit described in this prospectus.

                       WHERE YOU CAN GET MORE INFORMATION

     We file annual reports and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

     We have filed with the SEC a registration statement on Form F-2 to register the Class A common shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our Class A common shares, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede that information.

     This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below:


     o Annual report on Form 20-F for the fiscal year ended July 31, 2000, as amended by our Form 20-F/A dated September 29, 2000.


The information incorporated by reference is an important part of this prospectus. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of any of these filings, orally or in writing, by contacting Susan Waxman, our Vice-President, Finance & Administration, at 4141 Sherbrooke Street West, Suite 410, Westmount, Quebec, Canada H3Z 1B8, telephone (514) 939-3477. Copies will be provided at no cost to you.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We use words like "believe,"

"anticipate," "expect," "may," "will," "should," "plan," "estimate," "predict," "potential," "continue," and similar expressions to help identify these forward-looking statements. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks we face described in "Risk Factors" and elsewhere in this prospectus.

     Forward-looking statements contained in this prospectus include, for example, statements concerning our plans to market the Nucleus product suite; plans for on-going research and development; our plans for funding our future capital requirements and the amounts of those capital requirements; developments with respect to market conditions and their impact on our existing or planned product offerings; our estimates of the investments required to realize the potential of the markets in which we operate and the manner in which we plan to finance those investments; our strategic goals; our planned product offerings and partnerships, our expectations about the availability of funds to meet our funding requirements on favorable terms; our expectations as to the timely and successful conclusion of negotiations regarding new credit facilities and the impact of those credit facilities on our financial condition; our expectations regarding the exchange rate for U.S. dollars and British pounds, the currencies in which our subsidiaries will generate revenue; and other discussions of our future plans and strategies, anticipated developments and other matters that involve predictions of future events.

     We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our shares, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. These risks and uncertainties, some of which may be beyond our control, include the following:

     o    our ability to successfully market our products,

     o    our results of our ongoing research and development activities,

     o our ability to obtain debt or equity financing as needed and on favorable terms,

     o our ability to receive dividends and other inter-company cash flows from our subsidiaries,

     o political, economic, legal or regulatory changes that negatively affect our operations,

     o our ability to compete effectively in a rapidly evolving marketplace characterized by intense competition,

     o    our ability to attract and retain key personnel,

     o    the impact of technological changes,

     o the potential for equipment failure or the occurrence of a natural disaster, foreign exchange risks, and

     o    a change of control of Sand.

     This list is only an example of some of the risks, uncertainties and assumptions that may affect the forward-looking statements contained in this prospectus. Before you invest in our shares, you should carefully consider the information provided in the "Risk Factors" section and the other information in this prospectus. You should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statement we make to reflect new information, future events or otherwise.

                          ENFORCEMENT OF LEGAL PROCESS

     We are incorporated under the laws of Canada. A majority of our directors and officers and our independent chartered accountants named in this prospectus are non-residents of the United States. Most of our assets are located outside of the United States. As a result, it may be difficult for you to effect service of legal process within the United States upon those people who are not residents of the United States predicated upon civil liabilities under the federal securities laws of the United States. We have been advised by Lavery, de Billy, general partnership, our Canadian counsel, that (a) in Quebec, where our principal office is located and where our independent chartered accountants, as well as some of our officers and directors are domiciled, a Quebec court of competent jurisdiction will, other than in certain limited circumstances, recognize and declare enforceable a final and enforceable judgment of a United States court having jurisdiction as determined under the Civil Code of Quebec which declares such a liability of Sand or of any of our directors, officers or independent chartered accountants for a sum of money assessed as compensatory damages and which is sought to be enforced in Quebec; and (b) an original action predicated upon civil liabilities contemplated by the federal securities laws of the United States against Sand or our directors, officers or independent chartered accountants domiciled in Quebec could be instituted in Quebec, except where the exclusive jurisdiction of another court or arbitrator has been agreed upon by the parties, or the Quebec court, upon application of a party, declares jurisdiction on the ground that it considers the courts of another jurisdiction to be in a better position to decide the issue. Although we have been advised by counsel that, as a general rule, in any such original action, a Quebec court of competent jurisdiction would apply the law of the place where the injurious act occurred or the law of the place where the person who committed the injurious act should have foreseen that the damage would occur, counsel is unable to affirm that, in all circumstances, all provisions of the federal securities laws of the United States would be applied by the Quebec court.

                               SERVICE OF PROCESS

     We have irrevocably appointed our United States subsidiary, Sand Technology Systems Inc., as our agent for service of process in any suit, action or proceeding with respect to the Class A common shares and for actions brought under the federal or state securities laws. Its address is 555 Woodbridge Towers, Route 1, South Iselin, New Jersey 08830 and its telephone number is
(732) 750-4848.

                             NOTE REGARDING CURRENCY

     Unless otherwise noted, financial information in this prospectus is expressed in Canadian dollars. The following table sets forth the high and low noon exchange rates, the average rates (average of the exchanges rates on the last day of each month during the period) and the end period rates for Canadian dollars, expressed in United States dollars (the number of Canadian dollars needed to purchase one United States dollar), during the indicated periods, as reported by the Federal Reserve Bank of New York.

                                   YEAR ENDED JULY 31
------------------------------------------------------------------------------------------
                                 1996         1997        1998       1999         2000
High..................          1.3822       1.3995      1.5112     1.5770       1.5079
Low...................          1.3285       1.3310      1.3713     1.4512       1.4350
Average...............          1.3612       1.3690      1.4336     1.5120       1.4726
Period End............          1.3747       1.3820      1.5112     1.5070       1.4880

On September 29, 2000, the inverse of the noon buying rate was US$0.6655 =
$1.00.

                               RECENT DEVELOPMENTS

     PRIVATE PLACEMENT

     On June 1, 2000, we sold to AMRO International, S.A. 315,789 Class A common shares and warrants to purchase an additional 32,609 Class A common shares. All or part of the warrants may be exercised from time to time during the period beginning on June 1, 2000 and ending on May 31, 2003 at an exercise price of US$10.00 per share. The exercise price and the number of shares covered by the warrant are subject to adjustment in the event of stock splits, stock dividends and similar dilutive events described in the warrant.

     The Class A common shares were sold to AMRO International, S.A. for a purchase price of US$4.75 per share. Under the terms of the agreement governing the sale of these shares, this purchase price may be adjusted at the option of AMRO International, S.A. during the period ending on November 28, 2000 in the event that the average of the bid prices for 20 consecutive trading days is less than US$5.938 per share. This adjustment in the purchase price is to be made in accordance with a formula set forth in the agreement. We are required to satisfy the adjusted purchase price by issuing additional Class A common shares, unless we would be required to issue more than 902,424 Class A common shares (including common shares issued upon exercise of the warrants by AMRO International, S.A.). In that event, we can satisfy the purchase price adjustment by a cash payment.

     EQUITY LINE OF CREDIT

OVERVIEW

     Sundowner Investments and we signed a common share purchase agreement dated May 26, 2000 for the future issuance and purchase of our Class A common shares. The transaction closed on June 1, 2000. The common share purchase agreement establishes what is sometimes called an equity line of credit. In general, it operates in the following manner. Sundowner Investments Limited has committed to purchase up to US$30,000,000 of our Class A common shares over a 12 month period. Once every 22 trading days, we may request a draw down of up to US$3,000,000 of that money, subject to a formula based on the volume-weighted average price and average trading volume of our Class A common shares. At the end of a 22 day trading period following our draw down request, we and Sundowner Investments Limited will calculate the amount of money that Sundowner Investments Limited will provide to us and the number of shares we will issue to Sundowner Investments Limited in return for that money, based upon the formula in the common share purchase agreement.

     Sundowner Investments Limited will receive a ten percent (10%) discount to the volume weighted average market price for the 22 day period and we will receive the amount of the draw down less an escrow agent fee of US$1,500 and a six percent (6%) cash placement fee to the placement agent, Ladenburg Thalmann & Co. Inc. Ladenburg Thalmann & Co. Inc. is not required to purchase any of our shares, but as an additional placement fee, we have issued to Ladenburg Thalmann & Co. Inc. warrants to purchase 182,278 Class A common shares at an exercise price of $5.6781 per share. We have also issued to Sundowner Investments Limited warrants to purchase 182,278 of our Class A common shares at an exercise price of US$5.6781 per share. The Class A common shares issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part. In addition, the remainder of the shares being registered may be offered for sale from time to time during the period the registration statement remains effective, by or for the accounts of the selling shareholders identified in this prospectus.

     The facility is based on a "use-it-or-lose-it" principle. We are under no obligation to request a draw for any period. However, if we do not request a draw for a given period, we may never to be able to draw those funds again. We may make up to a maximum of twelve (12) draws; however, the aggregate total of all draws cannot exceed US$30,000,000 and no single draw can be less than US$250,000 or more than US$3,000,000.

     Based on a review of our trading volume and stock price history and the number of drawdowns we estimate making, we are registering 6,857,142 Class A common shares for possible issuance under the common share purchase agreement and 364,556 shares underlying the warrants for common shares delivered to Sundowner Investments Limited and Ladenburg Thalmann & Co. Inc. The listing requirements of The Nasdaq National Market prohibit us from issuing 20% or more of our issued and outstanding common shares in a single transaction if the shares may be issued for less than the greater of market value or book value. Based on shares of common stock issued and outstanding on June 1, 2000, the date of closing of the common share purchase agreement, we may not issue more than 1,867,999 shares under the common share purchase agreement, the Sundowner Investments warrant and the Ladenburg Thalmann warrant, without the approval of our shareholders. Because 364,556 of these shares are committed to the Sundowner Investments warrant and the Ladenburg Thalmann warrant, if we wish to draw amounts under the common share purchase agreement which would cause an issuance of more than 1,503,443 shares under the common share purchase agreement, we must receive shareholder approval prior to any such drawdown.

THE DRAWDOWN PROCEDURE AND SHARE PURCHASES

     We may request a drawdown by faxing a drawdown notice to Sundowner Investments, stating the amount of the drawdown we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares. The next 22 trading days immediately following the drawdown notice are used to determine the actual amount of money Sundowner Investments will provide and the number of shares we will issue in return. The 23rd trading day is the drawdown exercise date when the amount of the draw and the number of shares to be issued are calculated and delivered based on the formulas below.

     AMOUNT OF THE DRAWDOWN

     The amount of the drawdown is the amount we have requested, except that the amount is capped based on the following formula:

     o Average daily trading volume for the 45 trading days immediately prior to the date we give notice of the drawdown, multiplied by 22;

                                  multiplied by

     o The average of the volume-weighted average daily prices for the 22 trading days immediately prior to the date we give notice of the drawdown;

                                  multiplied by

     o    20%.

     If the volume-weighted average daily price for any given trading day is below the threshold price set by us in the drawdown notice during the 22 trading days immediately following the date we give notice, then the drawdown amount that Sundowner is obligated to pay us is correspondingly reduced by 1/22 for each day that is below the threshold price. Thus, if the daily price for a day is below the threshold price we will not issue any shares and Sundowner will not purchase any shares for that day.

     NUMBER OF SHARES

     To determine the number of shares we must issue in connection with a drawdown, take 1/22 of the draw down amount and for each of the 22 trading days immediately following the date we give notice of the drawdown, divide it by 90% of the volume-weighted average daily trading price of our common stock on such date. The 90% accounts for Sundowner's 10% discount. The sum of these 22 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is not part of the sum.

     The delivery of the requisite number of shares and payment of the draw will take place through an escrow agent, Epstein, Becker & Green, P.C. of New York. The escrow agent pays 94% of the draw to us -- after subtracting its escrow fee -- and 6% to Ladenburg Thalmann & Co. Inc., our placement agent, in satisfaction of placement agent fees. Only one drawdown can occur during this 22-day draw down period

     NECESSARY CONDITIONS BEFORE SUNDOWNER IS OBLIGED TO PURCHASE OUR SHARES

     Our ability to require Sundowner Investments Limited to purchase our Class A common shares is subject to certain conditions and limitations, including, but not limited to, the following:

     o the registration statement, of which this prospectus is a part, must have been declared effective by the Securities and Exchange Commission and remain effective as of the date of the sale;

     o our representations and warranties to Sundowner Investments Limited must be true and correct as of the date of the sale;

     o we must have performed our obligations under the common shares purchase agreement;

     o no statute, rule, regulation, executive order, decree, ruling, or injunction shall exist which prohibits the transactions under the common share purchase agreement;

     o no action, suit, or proceeding shall have been commenced, and no governmental investigation shall have been threatened seeking to restrain, prevent, or change the transactions under the common share purchase agreement or seeking damages in connection with those transactions;

     o trading of our Class A common shares shall not have been suspended by the Securities and Exchange Commission or our principal market (currently The Nasdaq National Market);

     o there shall not exist on the date of the sale any adverse effect on our business, operations, properties, or financial condition that is material to us and our subsidiaries or anything that would materially interfere with our ability to perform our obligations to Sundowner Investments Limited;

     o we shall not have effected any merger or consolidation with another company or transferred substantially all of our assets to another company

     o there may be no more than 12 sales to Sundowner Investments Limited under the common share purchase agreement; and

     o each sale must be for US$250,000 or more, but no more than US$3,000,000.

     Sundowner Investments Limited has the right to review this registration statement and our records and properties to obtain information about us and the accuracy of this registration statement and prospectus.

     We cannot assure you that we will satisfy all conditions required to sell our shares under the common share purchase agreement.

RESTRICTIONS ON FUTURE FINANCINGS

     The common share purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of 12 months from the effective date of the registration statement of which this prospectus is a part or the date which is 60 days after Sundowner has purchased the number of shares it is required to purchase under the agreement and we can no longer make drawdowns.

     There are exceptions to this limitation for securities sold in the following situations:

     o in a registered public offering which is underwritten by one or more established investment banks;

     o in one or more private placements where the purchasers do not have registration rights;

     o pursuant to any presently existing or future employee benefit plan which plan has been or is approved by our stockholders;

     o pursuant to any compensatory plan for a full-time employee or key consultant; o in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and

     o a transaction to which Sundowner Investments gives its written approval.

COSTS OF CLOSING THE TRANSACTION

     At the closing of the transaction on June 1, 2000, we paid the escrow agent, Epstein Becker &

Green P.C., $35,000 for subsequent payment to Ladenburg Thalmann & Co. Inc. for its expenses. Ladenburg Thalmann also received warrants to purchase 182,278 Class A common shares at an exercise price of US$5.6781 per share. Ladenburg Thalmann is not obligated to purchase any of our shares pursuant to the warrants.

TERMINATION OF THE COMMON SHARE PURCHASE AGREEMENT

     Sundowner Investments may terminate the equity draw down facility under the common share purchase agreement if any of the following events occur:

     o We suffer a material adverse change in our business, operations, properties, or financial condition;

     o Our common shares are delisted from The Nasdaq National Market unless such delisting is in connection with the listing of such shares on the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

     o    We file for protection from creditors.

INDEMNIFICATION OF SUNDOWNER INVESTMENTS

     Sundowner Investments is entitled to customary indemnification from us for any losses or liabilities suffered by it based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by Sundowner to us for inclusion in the registration statement and prospectus.

     We have filed a registration statement, of which this prospectus forms a part, to permit Sundowner Investments Limited to resell the Class A common shares it purchases from us under the common shares purchase agreement and any Class A common shares it receives upon the exercise of its warrant.

     LADENBURG THALMANN & CO. INC. WARRANTS

     On June 1, 2000, we issued to Ladenburg Thalmann & Co. Inc. warrants to purchase 32,608 Class A common shares. All or part of the warrants may be exercised from time to time during the period beginning on June 1, 2000 and ending on May 31, 2003 at an exercise price of US$5.678 per share. The exercise price and the number of shares covered by the warrant are subject to adjustment in the event of stock splits, stock dividends and similar dilutive events described in the warrant. These warrants were issued to Ladenburg Thalmann & Co. Inc. in connection with the private placement transaction with AMRO International S.A described above.

     On June 1, 2000, we issued to Ladenburg Thalmann & Co, Inc. warrants to purchase 182,278 Class A common shares at an exercise price of US$5.678 prior to June 1, 2003. The exercise price and the number of shares covered by the warrant are subject to adjustment in the event of stock splits, stock dividends and similar dilutive events described in the warrant. These warrants were issued to Ladenburg Thalmann & Co. Inc. as placement agent for the sale of Class A common shares to Sundowner Investments Limited.

     APPOINTMENT OF NEW PRESIDENT OF U.S. SUBSIDIARY

     On February 1, 2000, Jerome Shattner became the President of our wholly owned United States subsidiary, Sand Technology Systems, Inc. Mr. Shattner was one of the founders of LGS Group, a computer consulting company, and of Sand. He was an officer of Sand from the early 1980s until Sand formed a joint venture in Canada with National Advanced Systems Inc. in 1987. At that time, Mr. Shattner was appointed President of NAS Canada Inc. which was subsequently renamed Hitachi Data Systems Inc. He held that position until the end of 1999. Mr. Shattner's experience in building a direct sales organization during his years with Hitachi Data Systems Inc. will be valuable to us as we seek to increase our sales in the United States.

     NASDAQ NOTICE


     By letter dated June 12, 2000, NASDAQ provided us with notice that it had determined that we no longer met the minimum US$4,000,000 net tangible assets requirement for continued listing on the Nasdaq National Market based upon our financial condition as of April 30, 2000. The letter also indicated that NASDAQ's staff was reviewing our eligibility for continued listing on the Nasdaq National Market. Since that date we have provided the staff with a variety of information with respect to our plans and this offering. As of July 31, 2000 we met the minimum US$4,000,000 net tangible assets requirement. However, there is no assurance that The Nasdaq Stock Market, Inc. will not take action to delist our Class A common shares from the National Market. Nor is there any assurance that we would be able to satisfy the criteria for listing our Class A common shares on the Nasdaq SmallCap Market in the event our shares were delisted from the National Market.


     The delisting of our shares from the National Market would result in a significantly less active market for our Class A common shares. You could find it more difficult to dispose of your shares than if our Class A common shares were listed on the National Market. Any inability to have our shares listed on the National Market or SmallCap Market would permit Sundowner Investments Limited to terminate the equity line of credit described in this prospectus.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Class A common shares will be received directly by the selling shareholders. We will not receive any of those proceeds. However, we will receive the sale price from any sale of our Class A common shares to Sundowner Investments Limited under the common share purchase agreement. As determined under the agreement, the sale price will be 90% of the daily volume weighted average price of our shares over the 22 trading days prior to the date of the sale. We will also receive the proceeds, if any, from the exercise of the warrants granted to AMRO International, S.A, Sundowner Investments Limited, and Ladenburg Thalmann & Co. Inc.. All proceeds from the sale of Class A common shares under the common shares purchase agreement and warrants will be used for general corporate purposes. We will bear the expenses relating to this registration other than discounts and commissions, which will be paid by the selling shareholder. The costs of this offering are estimated to be approximately US$131,558.31.

                              SELLING SHAREHOLDERS

     The Class A common shares offered under this prospectus are being sold for the account of the selling shareholders named in the following table. The table also contains information relating to the selling shareholders' beneficial ownership of our Class A common shares as of June 23, 2000, and as adjusted to give effect to the sale of the shares. To our knowledge, the selling shareholders have not held any position or office and have not had any material relationship or material arrangement with us or any parties related to us within the past three years.

     The "Number of Shares to be Sold" and "Shares Owned After Offering" columns assume no sales are effected by the selling shareholders during the offering period other than those registered under this registration statement.

                                                                  Number of Shares
                                             Number of Shares      Issuable from       Number of
                                             Owned Prior to         Exercise of        Shares to       Shares Owned
Name of Selling Shareholder                     Offering              Warrants         be Sold(1)     After Offering
---------------------------                     --------              --------         ----------     --------------
Sundowner Investments Limited(1)                      0                182,278          7,039,420             0
AMRO International, S.A.(2)                     315,789                 32,609            348,398             0
Ladenburg Thalmann & Co. Inc.                                          214,896            214,896             0


(1) Assumes that all shares acquired pursuant to the common share purchase agreement and warrant issued to Sundowner Investments Limited in connection with the agreement are sold pursuant to this prospectus and based upon the upon the high and low reported price of the Registrant's shares on June 21, 2000.

(2) Consists of 315,789 Class A common shares presently held by AMRO International S.A. and 32,609 Class A common shares issuable upon exercise of the warrant issued to AMRO International S.A in connection with its purchase of Class A common shares.

                              PLAN OF DISTRIBUTION

     The selling shareholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in transactions on the NASDAQ National Market System or in privately negotiated transactions. Sales may be made at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may also sell the shares under Rule 144 instead of under this prospectus if Rule 144 is available for those sales. If any Class A common shares are transferred to any pledgee or donee, such person will be named in a supplement to this prospectus as a selling shareholder.

     The transactions in the Class A common shares covered by this prospectus may be effected by one or more of the following methods:

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;

o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

o negotiated transactions between selling shareholders and purchasers without a broker or dealer.

     Sundowner Investments Limited is an underwriter with respect to any shares sold by it. The other selling shareholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may also be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

     As of the date of this prospectus, there is no agreement, arrangement or understanding between any broker or dealer and any of the selling shareholders with respect to the offer or sale of the common shares registered under this prospectus.

     We have advised the selling shareholders that during the time they are engaged in distributing shares covered by this prospectus, they must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

o may not engage in any stabilization activity in connection with our securities;

o must furnish each broker which offers common shares covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     A prospectus supplement will be prepared and filed each time we make a draw down under the common share purchase agreement with Sundowner Investments Limited, disclosing the number of shares purchased and the price paid. The price at which we will issue our Class A common shares to Sundowner under the common share purchase agreement will be 90% of the volume-weighted average daily price for each day in the pricing period with respect to each drawdown request. Assuming we use the entire US$30,000,000 of financing available under the common share purchase agreement, the underwriting compensation for Sundowner based upon the discounted price will be $3,000,000, plus warrants to purchase 182,278 Class A common shares at an exercise price of $5.6781.

     We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                            DESCRIPTION OF SECURITIES


     Our equity capital consists of one class of stock - Class A common shares, without par value. We are authorized to issue an unlimited number of Class A common shares. On July 31, 2000, we had issued and outstanding 9,627,145 Class A common shares. On that date, there were an additional 1,391,773 Class A common shares reserved for the following possible future issuances:


o 429,773 Class A common shares upon exercise of warrants at a prices ranging from US$5.68 to US$10.00 per share; and


o 962,000 Class A common shares upon exercise of options and similar arrangements held by directors, officers, employees and consultants at prices ranging from US$0.69 to US$8.63 per share.


     The holders of our Class A common shares are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available therefor.

     The holders of our Class A common shares are entitled to one vote for each Class A common share held at all meetings of our shareholders. The CANADA BUSINESS CORPORATIONS ACT provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class. Our By-laws provide that a quorum of shareholders is present at our annual or special meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of not less than ten per cent (10%) in number of the outstanding shares of Sand carrying voting rights are present in person or represented by proxy.

     There are no limitations on the right of non-resident or foreign owners to hold or vote the Class A common shares under Canadian legislation or our organizational documents. Under the CANADA BUSINESS CORPORATIONS ACT, a majority of our directors must be Canadian residents.

     We are a resident of Canada under the INCOME TAX ACT (Canada) and any dividends paid by us to non-residents of Canada are subject to withholding. The general rate of withholding tax on dividends paid by a company to non-residents is 25% unless reduced by tax treaty.

         Under the present Canada-United States Income Tax Convention (1980), as amended, if the non-resident does not carry on business in Canada through a permanent establishment or if the Class A common shares are not effectively connected with a permanent establishment, the rate of withholding tax is reduced to:

o 5% if the beneficial owner is a company residing in the United States which owns at least 10% of our voting stock; and

o    15% in all other cases.

     Upon consummation of this offering, our executive officers and directors, together with entities affiliated with such individuals, will beneficially own approximately 34.71% of our Class A common shares. Arthur G. Ritchie, our Chairman of the Board, President and Chief Executive Officer and a director of Sand, will beneficially own approximately 22.54% of Sand's Class A common shares, and his wife, Susan Waxman, Vice-President, Finance & Administration of Sand, will beneficially own approximately 0.43% of Sand's Class A common shares. Jerome Shattner, President of one of our United States subsidiaries, will beneficially own approximately 11.56% of our Class A common shares. These shareholders may, as a practical matter, continue to be able to control the election of a majority of Sand's directors and the determination of all corporate actions after this offering. This concentration of ownership could have the effect of delaying or preventing a change in control of Sand.

                                  LEGAL MATTERS

     The validity of the Class A common shares offered in this prospectus will be passed upon for us by Lavery, de Billy, General Partnership, Montreal, Quebec, Canada. Georges Dube, a partner in Lavery, de Billy, is a director of Sand and beneficially owns 3,000 Class A common shares. Certain matters under United States law will be passed upon for us by Buchanan Ingersoll Professional Corporation, Philadelphia, Pennsylvania.

                                     EXPERTS


     The consolidated financial statements, including the related notes to those statements, as of, and for the fiscal years ended July 31, 2000, 1999 and 1998 have been incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on the report of Deloitte & Touche, independent chartered accountants, and upon the authority of said firm as experts in accounting and auditing.


     The Reconciliation of Financial Statements to United States Generally Accepted Accounting Principles in Accordance with Item 18 of Form 20-F has been included herein in reliance upon the report of Deloitte & Touche, independent chartered accountants, appearing below, and upon the authority of said firm as experts in accounting and auditing.

                              CLASS A COMMON SHARES

                              SAND TECHNOLOGY INC.

                                   PROSPECTUS

                               ________ ___, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses which we will pay in connection with the issuance and distribution of the securities being registered on this registration statement. The selling shareholders will not incur any of the expenses set forth below. All amounts shown are estimates in United States Dollars.

     Securities and Exchange Commission Registration Fee       $10,558.31

     Legal Fees and Expenses                                   $78,000.00

     Accounting Fees and Expenses                              $29,000.00

     Miscellaneous Expenses                                    $14,000.00
                                                              -----------

     Total                                                    $131,558.31
                                                              ===========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the CANADA BUSINESS CORPORATIONS ACT (the "CBCA") and our By-Laws, we are permitted to indemnify our directors and officers, former directors or officers or a person who acts or acted at our request as a director or officer of another company, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (1) such director or officer acted honestly and in good faith with a view to the best interests of Sand and
(2) in the case of a criminal or administrative action, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

     The right to indemnification is more limited, however, in the event directors and officers are sued by Sand or on its behalf by a shareholder of Sand. In those cases, Sand may, with the approval of a court, indemnify a director or officer against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided that such director or officer fulfils the conditions of (1) and (2) above. A director or officer must be indemnified for costs, charges and expenses if such director or officer is substantially successful on the merits in his or her defense and fulfils the conditions of (1) and (2) above.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors and officers and persons controlling Sand, Sand understands that, in the opinion of the Commission, such indemnification is against public policy as expressed in the said Act and is, therefore, unenforceable.

     Sand maintains directors' and officers' liability insurance with an aggregate policy coverage of US$2,000,000 in each policy year, subject to a corporate reimbursement deductible of US$100,000 per loss except for losses resulting from securities legislation when the deductible is US$200,000 for indemnifiable claims for wrongful acts by insured persons. In addition, Sand has entered into indemnification agreements with its directors and executive officers under which Sand is required, among other things, to indemnify such directors and executive officers against certain liabilities and associated expenses arising from their service with Sand and to reimburse certain related and other expenses substantially as permitted by the CBCA.

     Currently, there is no pending litigation or proceeding where a current or past director, officer or employee is seeking indemnification, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 16. EXHIBITS.


Exhibit No.       Description of Exhibit

2.1+              Common Share Purchase Agreement dated May 26, 2000 between Registrant and
                  Sundowner Investments Limited
2.2+              Registration Rights Agreement dated May 26, 2000 between Registrant and
                  Sundowner Investments Limited
2.3+              Escrow Agreement dated May 26, 2000 between
                  Registrant, Sundowner Investments Limited, and Epstein Becker & Green, P.C.
2.4+              Letter Agreement dated March 15, 2000 between Registrant and Ladenburg
                  Thalmann & Co. Inc.
2.5+              Share Purchase Warrant dated May 30, 2000 issued to Sundowner Investments Limited
2.6+              Share Purchase Warrant dated May 30, 2000 issued to Ladenburg Thalmann & Co.
                  Inc. (182,278 shares)
2.7+              Common Shares and Warrants Purchase Agreement dated May 24, 2000 between the Registrant and AMRO International, S.A.
2.8+              Registration Rights Agreement dated May 24, 2000 between the Registrant and AMRO International,
                  S.A.
2.9+              Escrow Agreement dated May 24, 2000 between the Registrant, AMRO International, S.A., and
                  Epstein, Becker & Green, P.C.
2.10+             Share Purchase Warrant dated May 24, 2000 issued to AMRO International, S.A.
2.11+             Share Purchase Warrant dated May 24, 2000 issued to Ladenburg  Thalmann & Co. Inc.
                  (32,608 shares)
2.12+             Amendment to Common Share Purchase Agreement dated June 26, 2000 between the Registrant and Sundowner Investments Limited
2.13*             Agreement with Nucleus International Corporation dated July 31, 2000
3.1**             Articles of Incorporation, as amended on December 20, 1996 and December 31, 1996
3.2+              Amendment to Articles of Incorporation dated January 1, 2000
5.1+              Opinion of Lavery de Billy as to legality of securities
10.1***           Sand Technology Systems International Inc. 1996 Stock Option Plan
10.2****          Sand Technology Systems International Inc. 1998 Stock Incentive Plan
11.1*             Statement detailing computation of per share earnings
21.1*             Subsidiaries
23.2              Consent of Deloitte & Touche
23.3              Consent of Lavery, de Billy (included in Exhibit 5.1)

24.1+             Powers of Attorney of certain directors and officers of Sand Technology Inc.
99.1+             Form 20-F for the fiscal year ended July 31, 1999
99.2+             Form 6-K dated November 22, 1999 (financial information for fiscal quarter ended October 31, 1999)
99.3+             Form 6-K dated March 15, 2000 (financial information for fiscal quarter ended January 31, 2000)
99.4+             Form 6-K/A dated May 17, 2000
99.5+             Form 6-K dated June 6, 2000 (financial information for fiscal quarter ended April 30, 2000)
99.6+             Management Proxy Circular for Shareholder Meeting dated December 17, 1999
                  (not incorporated by reference into the registration statement)
99.7+             1999 Annual Report (filed solely for the information of the Commission and not incorporated by reference into the registration statement)

                  -----------


+        Previously filed
*        Incorporated by reference from the registrant's Form 20-F for July 31,
         2000
**       Incorporated by reference from the registrant's Form 20-F for July 31,
         1996
***      Incorporated by reference from the registrant's Form S-8 (333-7462)
****     Incorporated by reference from the registrant's Form S-8 (333-8538)


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a) (3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a) (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a) (3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to which the prospectus is sent or given, the registrant's latest filing on Form 20-F, Form 40-F, or Form 10-K, and any filing on Form 10-Q, Form 8-K or form 6-K incorporated by reference into the prospectus.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sand Technology Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-2 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westmount, Province of Quebec, Canada, on the 13th day of October, 2000.

                                          SAND TECHNOLOGY INC.



                                  By:     /s/ Arthur G. Ritchie
                                          --------------------------------
                                  Name:   Arthur G. Ritchie
                                  Title:  President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.


                 SIGNATURE                                TITLE                                      DATE

/s/ Arthur G. Ritchie
--------------------------------------------
Arthur G. Ritchie                             President and Chief Executive                       October 13, 2000
                                              Officer and Chairman of the
                                              Board (principal executive officer)

     *
--------------------------------------------
Susan Waxman                                  Chief Financial Officer                             October 13, 2000
                                              (principal financial and accounting
                                              officer)

     *
--------------------------------------------
Georges Dube                                  Director                                            October 13, 2000



     *
--------------------------------------------
Josephine Munroe                              Director                                            October 13, 2000



     *
--------------------------------------------
Martin Shindler                               Director                                            October 13, 2000



     *
--------------------------------------------
George Wicker                                 Director                                            October 13, 2000


----------
* By Arthur G. Ritchie, Attorney-in-Fact